Exhibit 99.1
NEWS RELEASE

Date: November 2, 2010	CorVel Corporation 2010 Main Street Suite 600 Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather H. Burnham Phone: 949-851-1473 http://www.corvel.com
CorVel Announces Revenues and Earnings
IRVINE, California, November 2, 2010 — CorVel Corporation (NASDAQ: CRVL) reported earnings per share of $0.62 for the quarter ended September 30, 2010, a 24% increase compared to $0.50 in the same quarter of the prior fiscal year. Earnings per share for the six months ended September 30, 2010 were $1.26, a 27% increase over the $0.99 earnings per share for the six months ended September 30, 2009. The Company reported quarterly revenues of $93.4 million, a 13% increase compared to $82.4 million in the same quarter of the prior fiscal year. Revenues for the six months ended September 30, 2010 were $184.9 million, a 13% increase over the $163.7 million for the six months ended September 30, 2009.
The results for the quarter and year to date are inclusive of two significant non-recurring items. In the September quarter, the Company recognized a charge of $2.8 million, before income tax, for the cost of a settlement agreement on a previously disclosed class action lawsuit. This settlement resulted in a decrease in earnings per share of $0.14. Additionally, for the quarter, the Company’s effective income tax rate was lower than in the prior fiscal quarter due to resolution of certain previously outstanding tax issues. This resulted in an increase in earnings per share of $0.14.
The revenue growth for the current quarter was driven by a 23% increase in the Company’s Patient Management service line and 6% growth in its Network Solutions product line. The Patient Management service line includes traditional case management services and claims management. Claims management growth included additional new customers and the improved delivery of CorVel’s total suite of services through its Enterprise Comp product. Over the past year, the Company has increased its information technology resourcing in order to advance the pace of delivery of new features for clients. CorVel seeks to improve claims outcomes through such investments in technology projects which will incorporate artificial intelligence to improve the Company’s managed workflow environment.
About CorVel
CorVel Corporation is a national provider of leading-edge services and solutions in the field of disability management. CorVel specializes in applying information technology and e-commerce applications to improve outcomes in the workers’ compensation, group health, auto and disability management insurance markets. The Company provides claims management solutions in addition to networks of preferred providers, case management, utilization management and medical bill review to more than 2,000 clients nationwide. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s results of operations, product investment strategies and the Company’s ability to improve claims outcomes through investments in technology projects. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.
The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2010. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Quarterly Results — Income Statement (Unaudited)
Quarter and Six Months Ended September 30, 2009 and 2010

	Quarter Ended	Quarter Ended
	September 30, 2009	September 30, 2010

Revenues	$82,416,000	$93,392,000
Cost of revenues	61,609,000	70,153,000

Gross profit	20,807,000	23,239,000

General and administrative	10,206,000	14,171,000

Income from operations	10,601,000	9,068,000

Income tax expense	4,201,000	1,535,000

Net income	$6,400,000	$7,533,000

Earnings Per Share:
Basic	$0.50	$0.64
Diluted	$0.50	$0.62

Weighted Shares
Basic	12,758,000	11,861,000
Diluted	12,920,000	12,104,000

	Six Months Ended	Six Months Ended
	September 30, 2009	September 30, 2010

Revenues	$163,728,000	$184,895,000
Cost of revenues	121,779,000	137,853,000

Gross profit	41,949,000	47,042,000

General and administrative	20,656,000	25,657,000

Income from operations	21,293,000	21,385,000

Income tax expense	8,489,000	6,092,000

Net income	$12,804,000	$15,293,000

Earnings Per Share:
Basic	$1.00	$1.28
Diluted	$0.99	$1.26

Weighted Shares
Basic	12,842,000	11,909,000
Diluted	12,988,000	12,145,000

CorVel Corporation
Quarterly Results — Condensed Balance Sheet (Unaudited)
March 31, 2010 and September 30, 2010

	March 31, 2010	September 30, 2010

Cash	$11,933,000	$18,747,000
Accounts receiveable, net	43,930,000	44,302,000
Prepaid expenses and taxes	6,419,000	3,575,000
Deferred income taxes	4,864,000	5,675,000
Property, net	30,026,000	35,042,000
Goodwill and other assets	43,196,000	42,835,000

Total	$140,368,000	$150,176,000

Accounts and taxes payable	$14,495,000	$13,521,000
Accrued liabilities	25,455,000	28,318,000
Deferred tax liability	4,690,000	4,691,000
Paid in capital	90,220,000	94,623,000
Treasury stock	-218,323,000	-230,101,000
Retained earnings	223,831,000	239,124,000

Total	$140,368,000	$150,176,000